Exhibit 21.2

ALLIANCE HEALTHCARE SERVICES, INC SIGNIFICANT SUBSIDIARIES

State of Incorporation
Alliance Oncology, LLC	Delaware
Alliance Healthcare Interventional Partners, LLC	Delaware